Exhibit 12.1

                            LaSalle Hotel Properties
    Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
                               Stock Dividends (a)
                             (Dollars in Thousands)

                                                                                            For the period from
                                                               For the three months      April 29, 1998 (inception)
                                                               ended March 31, 1999      through December 31, 1998

Income from Continuing Operations Before Income Allocated
to Minority Interest                                           $            3,060        $              14,800

Plus:  Interest Expense and Amortization of Bond Premium
and Deferred Financing Costs                                                4,060                        9,640
                                                               -------------------       ----------------------

Earnings Before Income Allocated to Minority Interest and
Fixed Charges                                                  $            7,120        $              24,440
                                                               ===================       ======================

Fixed Charges and Preferred Stock Dividends                    $            4,129        $               9,697
                                                               ===================       ======================

Ratio of Earnings to Combined Fixed Charges and Preferred
Stock Dividends (b)                                                          1.72                         2.52
                                                               ===================       ======================

(a)   The Company has not issued any preferred stock.

(b) For purposes of computing the ratios of earnings to combined fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations before income allocated to minority interest. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of bond premium and deferred financing costs.